                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                               (AMENDMENT NO. 6)*

                    Under the Securities Exchange Act of 1934

                                IMAX CORPORATION

                                (Name of Issuer)

                                  COMMON SHARES

                         (Title of Class of Securities)

                                    45245E109

                                 (CUSIP Number)

                                DECEMBER 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]:  Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]:  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45245E109                   13G                            Page 2 of 6


--------------------------------------------------------------------------------
1 Names of Reporting Person: I.R.S. Identification Nos. of Above Persons (Entities Only):

     RICHARD L. GELFOND
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [ ]
                                                                         (b) [ ]
     NOT APPLICABLE
--------------------------------------------------------------------------------
3    SEC USE ONLY:

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION:

     UNITED STATES
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER:

                    2,580,800
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER:
   SHARES
BENEFICIALLY        142,100
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER:
  REPORTING
   PERSON           2,580,800
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER:

                    142,100
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     2,722,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     6.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON:

     IN
--------------------------------------------------------------------------------

CUSIP No. 45245E109                   13G                            Page 3 of 6


ITEM 1.

     (A)  NAME OF ISSUER:

          IMAX Corporation

     (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          2525 Speakman Drive, Mississauga, Ontario, L5K 1B1, Canada

ITEM 2.

     (A)  NAME OF PERSON FILING:

          Richard L. Gelfond

     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          110 E 59th Street, Suite 2100, New York, New York, 10022, United
          States

     (C)  CITIZENSHIP:

          United States

     (D)  TITLE OF CLASS OF SECURITIES:

          Common Shares

     (E)  CUSIP NUMBER:

          45245E109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(B), OR SECTION 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (A) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (B)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (C) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (D) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (E)  [ ]  An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E).

     (F)  [ ]  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F).

CUSIP No. 45245E109                   13G                            Page 4 of 6


     (G)  [ ]  A parent holding company or control person, in accordance with
               Section 240.13d-1(b)(1)(ii)(G).

     (H) [ ] A savings associations as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (I) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (J)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

     (A)  Amount beneficially owned:

          2,722,900

     (B)  Percent of class:

          6.6%

     (C)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote:

               2,580,800

          (ii) Shared power to vote or to direct the vote:

               142,100

          (iii) Sole power to dispose or to direct the disposition of:

               2,580,800

          (iv) Shared power to dispose or to direct the disposition of:

               142,100

As of December 31, 2005, the number of Shares set forth in boxes 5 and 9 on the second part of the cover page to this Schedule 13G includes 1,150,000 Shares issuable pursuant to options exercisable within 60 days of December 31, 2005.

Richard L. Gelfond disclaims beneficial ownership of 142,100 Shares which are reported in this Schedule 13G.

CUSIP No. 45245E109                   13G                            Page 5 of 6


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ].

Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 45245E109                   13G                            Page 6 of 6


                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date: February 14, 2006


                                        By: Richard L. Gelfond
                                            ------------------------------------
                                        Name: Richard L. Gelfond